Exhibit 99.1

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-15
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI REPORTS SECOND QUARTER 2008 RESULTS; UPDATES 2008 GUIDANCE

CARENCRO, LA – August 7, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported second quarter 2008 net income of $2.6 million, or $0.10 per diluted share, on revenues of $48.9 million, compared to net income of $3.8 million, or $0.15 per diluted share, on revenues of $48.1 million for the same period of 2007. The decrease in net income is due in part to the shift in seismic drilling activity from higher margin transition zone activity to highland areas, which have lower overall margins, which was in line with our forecast. Offshore activity is steady but remains at activity levels below the comparable period in 2007 resulting in reduced contribution from our environmental services segment when compared to the second quarter of 2007. The integration of Industrial Lift Truck and Equipment Company, Inc. (“ILT”) operations into OMNI’s land division has been able to offset this reduction, in part. Additionally, OMNI recorded incremental legal fees during the second quarter of 2008 in respect of its actions with the former owners of Preheat, Inc. (“Preheat”) related to the previously announced Preheat litigation as well as legal fees associated with the Siemens settlement.

The backlog in OMNI’s seismic drilling division remains strong at approximately $47.0 million. It is expected that this backlog will be performed and converted to revenue during the remainder of 2008 and in the first quarter of 2009.

Brian J. Recatto, President and Chief Executive Officer of OMNI, stated “We are very pleased with the financial performance this quarter and continue to be optimistic about the remainder of the year as our client base continues to demonstrate strong demand for our services. We are excited about the success we are beginning to realize from some of our organic expansion efforts, particularly our new locations in the Haynesville Shale and Fort Worth regions. The cost associated with modification and repair of idle equipment in the first quarter of 2008, readying it for active service in these regions, is paying off as expected.”

Financial Highlights

— Revenues: Second quarter 2008 revenues increased by $0.8 million, to $48.9 million as compared to the second quarter of 2007. During the quarter, the Company’s acquisition of ILT, as well as having a full quarter contribution from B.E.G. Liquid Mud Services Corp. (“BEG”), were accretive to revenue which was partially offset by reduced revenue generation primarily in the seismic drilling division due to a concentration of activity in the highland drilling market as compared to the higher revenue generating transition zone activity coupled with reduced activity in the offshore market for our environmental services business in the same period in 2007.

— Operating income: Second quarter 2008 operating income decreased by $2.2 million, to $6.1 million as compared to the second quarter 2007 due in large part to the reduced revenue in the seismic drilling division described above compounded by the increase in general and administrative expense over the second quarter 2007 due primarily to additional legal fees incurred in respect of the Preheat and Siemens matters.

— Net interest expense: Second quarter net 2008 interest expense was essentially unchanged when compared to the same period in 2007.

— Income tax expense: The effective tax rate for the second quarter 2008 was 38.6% compared to an expense of 38.8% in the same period in 2007.

— Earnings before interest, taxes, depreciation and amortization, other income (expense) and non-cash stock compensation (“Adjusted EBITDA”): Second quarter 2008 Adjusted EBITDA was $9.8 million, 15.5% lower than the $11.6 million of Adjusted EBITDA reported for the comparable 2007 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand OMNI’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why OMNI believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $83.1 million and cash and cash equivalents were $2.0 for a net debt position of $81.1 million as of June 30, 2008. OMNI did not borrow the maximum available balance on its revolving credit facility as had been done in the past but did have available capacity on its revolver of $6.4 million and outstanding revolver borrowings of $12.4 million in respect of this facility at the end of the second quarter which has been included in the total debt amount reflected above.

Brian J. Recatto, President and Chief Executive Officer of OMNI commented further, “The third quarter is off to a good start with all divisions performing well and our outlook remains positive for the balance of the year. We will continue to see improvement in our financial performance, especially in our land based business segments. While the new management team has identified and implemented some revenue and profit enhancement opportunities and will see these benefits in the second half of this year, we feel it is unlikely that we will be able to overcome the poor financial performance in the first quarter and accordingly are providing revised guidance for 2008. We project third and fourth quarter 2008 combined Revenue, Adjusted EBITDA, and EPS in the range of $100.0 million to $110.0 million, $25.0 million to $28.0 million and $0.28 to $0.34 per diluted share, respectively. This will result in full year 2008 Revenue, Adjusted EBITDA, and EPS in the range of 2008 $190.0 million to $200.0 million, $38.0 million to $41.0 million and $0.33 to $0.39 per diluted share, respectively. Additionally, we will begin regularly scheduled conference calls subsequent to earnings releases, commencing with third quarter 2008.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisitions referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	(in thousands, except per share amounts)

Operating revenue	$48,121	$48,920	$87,010	$89,881

Operating expenses:

Direct costs	31,172	32,122	54,747	61,220

Depreciation and amortization	2,922	3,342	4,987	6,156

General and administrative expenses (includes litigation settlement of $2,400 in the first quarter of 2008)	5,762	7,357	10,877	16,135

Total operating expenses	39,856	42,821	70,611	83,511

Operating income	8,265	6,099	16,399	6,370

Interest expense	(1,759)	(1,723)	(3,329)	(3,713)

Loss on debt extinguishment	—	—	(1,004)	—

Other income (expense), net	54	44	65	(203)

Income before income tax expense	6,560	4,420	12,131	2,454

Provision for income tax expense	(2,543)	(1,678)	(4,687)	(1,116)

Net income	4,017	2,742	7,444	1,338

Dividends and accretion of preferred stock	(127)	(121)	(254)	(244)

Non-cash charge attributable to beneficial conversion feature of preferred stock	(127)	—	(255)	—

Net income available to common stockholders	$3,763	$2,621	$6,935	$1,094

Basic income per share:

Net income available to common stockholders	$0.21	$0.14	$0.39	$0.06

Diluted income per share:

Net income available to common stockholders	$0.15	$0.10	$0.29	$0.05

Weighted average common shares outstanding:

Basic	17,914	19,384	17,562	19,227

Diluted	26,412	27,544	25,802	22,521

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense) stock-based compensation because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the second quarter 2007 and 2008, the six months ended June 30, 2008 as well as projected results for the six months and year ending December 31, 2008.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30, 2008 Actual	Six Months Ending December 31, 2008 Projected		Year Ending December 31, 2008 Projected
	2007 Actual	2008 Actual
				Low Range	High Range	Low Range	High Range
Net income	$4.0	$2.7	$1.3	$8.8	$10.7	$10.1	$12.0
Plus (less):
Interest	1.8	1.7	3.7	2.9	2.9	6.6	6.6
Other income	—	—	0.2	—	—	0.2	0.2
Depreciation and amortization	2.9	3.3	6.2	7.2	7.2	13.4	13.4
Non-cash stock compensation	0.4	0.4	0.5	0.8	0.8	1.3	1.3
Income tax expense	2.5	1.7	1.1	5.3	6.4	6.4	7.5

Adjusted EBITDA	$11.6	$9.8	$13.0	$25.0	$28.0	$38.0	$41.0

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